EXHIBIT 2.1



THIS SHARE PURCHASE AGREEMENT made as of the 13th day of May, 2004,


BETWEEN:

          [Each Scotia selling shareholder]


          (hereinafter called the "Vendor")

                                                               OF THE FIRST PART

AND:

          CHEETAH OIL AND GAS LTD., a British Columbia
          Company with an office at Box 172 Station A, Nanaimo,
          British Columbia V9R 5K9


          (hereinafter called the "Purchaser")

                                                              OF THE SECOND PART

WHEREAS:


A. The Vendor owns __________ Common Shares in the capital of the SCOTIA PETROLEUM INC. (the "Company") as represented by Share Certificate No.____ (the "Shares").


B. The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor all of the Vendor's legal and beneficial interest in the Shares on the terms and conditions hereinafter set forth.


NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, the covenants, agreements and warranties hereinafter set forth, it is hereby agreed as follows:


1.       SALE AND PURCHASE

The Vendor hereby agrees to sell and the Purchasers hereby agree to buy the Shares on the terms and conditions herein contained.


2.       PURCHASE PRICE

2.1      The total purchase price shall be $_____ Dollars or _____ per share.



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2.2      The Purchase Price shall be paid as follows:

2.2.1. the sum of _____ dollars ($_____) on the closing date by bank draft or solicitor's trust cheque payable to the Vendor.


3.       VENDOR'S REPRESENTATIONS AND WARRANTIES

         In order to induce the Purchaser to enter into and consummate this Agreement, the Vendor represents and warrants to and covenants with the Purchaser as follows:

3.1 The Company is a Company duly incorporated under the laws of the Province of British Columbia, is not a reporting Company and is a valid and subsisting Company in good standing in the Office of the Registrar of Companies of the Province of British Columbia.

3.2 The Vendor has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser free an clear of all encumbrances, charges, liens, security interests, or claims of others.

3.3 No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of the Shares, any other shares in the capital of the Company or any right capable of becoming an agreement for the purchase, subscription or issuance of any of the unissued shares in the capital of the Company.

3.4 To the best of the Vendor's knowledge, there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or threatened against or affecting the Company at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency.

3.5      The Vendor is a resident of Canada.

         The representations, warranties, covenants and agreements by the Vendor contained in this Agreement or any certificates or documents delivered pursuant to the provisions hereof or in connection with the transaction contemplated hereby shall be true at and as of the time of closing as though such representations and warranties were made at and as of such time.



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4.       CONDITIONS PRECEDENT FOR PURCHASERS AND VENDOR

All obligations of the Purchaser under this Agreement are subject to the fulfilment, prior to closing, of each of the following conditions:

4.1 The Company is in good standing in the Office of the Registrar of Companies of British Columbia.

4.2 All necessary steps and corporate proceedings have been taken to permit the Shares to be duly and validly issued to and registered in the name of the Purchaser.

4.3 The Vendor shall issue the Shares to the Purchaser and such Shares shall be registered on the books of the Company in the name of the Purchaser at the time of Closing free an clear of all encumbrances, charges, liens, security interests, or claims of others.

4.4 The representations and warranties of the Vendor set forth in this Agreement shall be true and correct as of the date of the Agreement and shall be true and correct as of the date of closing as if made by the Vendor on the Closing Date;

4.5      The  Purchaser   shall  have  received  from  the  Vendor  and,   where
applicable, the Company the following closing documentation:

   (a) a share certificate representing the Shares issued in the name of the Vendor, duly endorsed for transfer to the Purchaser,

   (b) a true copy of resolutions of the directors of the Company authorizing the transfer of the Shares in the name of the Purchaser and the issuance of share certificate representing the Shares registered in the name of the Purchaser;

   (c) a share certificate registered in the name of the Purchaser, signed by the President of the Company representing the Shares;



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4.6      The Vendor shall have received from the Purchaser the Purchase Price.


5.       CLOSING/EFFECTIVE DATE

         The sale and purchase of the Shares and the other transactions contemplated by this Agreement shall be closed at 10:00 a.m. (Vancouver time) on the 14th day of May, 2004 or on such other date or at such other place as may be agreed upon, which date is referred to herein as the "date of closing" and "closing date" and "Closing" and "Closing Date" and which time is referred to herein as "closing" and "time of closing".


6.       NOTICES

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed postage prepaid addressed as follows:

         To the Vendor: at the address on page one hereof.

         To the Purchaser: at the address on page one hereof

or to such other address as may be given in writing by the Vendor or the Purchaser, and shall be deemed to have been received, if delivered, on the date of delivery and if mailed as aforesaid in British Columbia, then on the next business day following the posting thereof.


7.       PARTIES IN INTEREST

         This Agreement shall enure to the benefit of and shall be binding upon the Vendor, its successors and assigns and the Purchaser and his heirs, executors, administrators and assigns.


8.       GENERAL

         Time shall be of the essence of this Agreement.


9. The terms and provisions herein contained constitute the entire agreement between the parties and shall supersede all previous oral or written communications.



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IN WITNESS  WHEREOF  the  Vendor  and the  Purchasers  have duly  executed  this
Agreement as of the date and year first above written.


CHEETAH OIL AND GAS LTD.


Per:______________________________
         Authorized Signatory

SIGNED SEALED AND DELIVERED               )
in the presence of:                       )
                                          )
                                          )
_____________________________________     )
Name of witness to Vendor's signature     )
                                          )    _________________________________
______________________________            )    [Each Scotia selling shareholder]
Address of witness                        )
                                          )
______________________________            )
                                          )
______________________________            )
Occupation of witness                     )
                                          )






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